Exhibit 99.2

Fourth Quarter Fiscal 2009

Conference Call Remarks

November 10, 2009

7:30 a.m. CT

SEAN McHUGH

Good morning.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

During this call, when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And when we mention “underlying” revenue, operating income, net income, earnings per share and Adjusted EBITDA amounts, we are using non-GAAP financial measures that provide a better understanding of our underlying performance after excluding unusual items. Today’s press release provides a reconciliation of U.S. GAAP to these and other measures.

On this call, we will make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call, we’ll conduct a question and answer session. During the Q&A session, we ask that you please limit yourself to one question. Now I’ll turn it over to Russ.

RUSS FRADIN

Thanks Sean and good morning everyone. Thank you for joining us.

2009 was a very positive year for Hewitt overall. We saw real progress against our four strategic priorities – keeping clients first, creating a rewarding work experience for our associates, growing with intention, and getting lean.

Over the past year we focused on high-quality service delivery – and our client satisfaction scores improved. We worked hard to improve our associates’ work experience – and saw significant gains in engagement and reductions in turnover. We challenged ourselves to continually improve our cost structure – and margins improved in all three of our businesses.

As a result of this, we delivered record financial results in the face of unprecedented economic headwinds. These results were truly a team effort, and I couldn’t be prouder of our 23,000 associates around the world.

Let me highlight a few of our more noteworthy accomplishments over the past year:

First, we reduced the underlying loss in our HR BPO business by $80 million – and, effectively, reached break-even in the second half of the fiscal year. These results reflect continued stabilization in the business, increased productivity, and the successful mutual renegotiation of several contracts.

Second, in Benefits Outsourcing we maintained revenue and expanded margins despite a very challenging business environment. Our recurring revenue model proved resilient – and new client starts helped to offset the employment weakness and soft project work environment that we saw during the year.

Third, we expanded our underlying Consulting margin by 70 basis points despite lower revenue and significant severance expense. Growth in parts of the business with more recurring revenue – namely Retirement and Financial Management and Health Management — partially offset slowdowns in the more discretionary practices of Talent and Organization Consulting and Communications.

Fourth, our solid overall operating margins and earnings were accompanied by strong cash flow. We improved free cash flow by $95 million with a disciplined focus on collections while also increasing our capital investments.

Lastly, we made progress in building for the future by investing in several key growth areas:

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We continued to invest to improve our Outsourcing sales capabilities – which paid off with increased bookings compared to last year. Our wins covered the Benefits spectrum – defined benefit, defined contribution, and health and welfare in both the large and mid-market. And our point solutions group had a very strong sales year.

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In HR BPO, we have been proceeding cautiously with building the business. Our new offer reflects our experience and lessons learned as the pioneer in the business, and it is getting a good reception with clients and prospects. I’m very pleased to announce that we recently signed a significant HR BPO contract, expanding our relationship with a Fortune 100 company.

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On the Consulting side, we acquired the remaining interest in our former German Consulting RFM joint venture – and thus expanded our presence in one of Europe’s leading pension markets. We also took advantage of the downturn to restructure our Talent and Organization Consulting business to better position the practice for growth as demand returns with the recovery.

•	Across both Outsourcing and Consulting we invested in new products, product enhancements, and operational capabilities that we are bringing to market in fiscal 2010 and beyond.

In summary, fiscal 2009 is a year we’re very proud of.

Before I turn the call over to John, I wanted to provide some initial perspective on fiscal 2010.

In our plan for the coming fiscal year, we have made the assumption that the tougher economic outlook will continue. We are not economists, and we thought it was appropriate to plan along these lines until we see a more meaningful pickup in corporate spending. So what you are seeing in our 2010 revenue guidance is a carry over of the soft revenue environment from fiscal 2009. We hope the trend is more positive, but we thought this was the more prudent planning approach.

Despite this approach, we have a lot to look forward to: We have strong sales momentum in Benefits Outsourcing, a new contract in HR BPO with improving demand in the marketplace, and we’re making good investments in the right areas to drive our long-term success.

Now here’s John with our financial results and our guidance for fiscal 2010.

JOHN PARK

Thanks Russ, and good morning everyone.

Let me start by highlighting our consolidated results for the fourth quarter.

Reported net revenues declined 6% compared to the prior-year quarter. Net revenues declined 4% after adjusting for currency translation, acquisitions and divestitures, and third party revenues.

Reported operating income grew 95% to $106 million, compared to $54 million in last year’s quarter. Underlying operating income increased by 23% to $106 million, compared to $86 million in last year’s quarter.

Last year’s underlying results excluded $32 million in net charges, mostly related to real estate rationalization. There were no unusual items in the fourth quarter of this year.

Underlying operating margin increased by 310 basis points to 14% in the fourth quarter. This was mostly driven by operating improvement in our HR BPO business. In this quarter’s results, we absorbed $17 million in severance charges, which was comparable to what we absorbed in last year’s quarter. This was higher than anticipated and reflects proactive steps we took to improve our cost structure on a sustainable basis. We also absorbed $6 million in real estate charges in the current quarter as we continue to trim our real estate footprint and the commercial real estate market continues to soften.

Our reported effective tax rate for the current quarter was 34.4%, compared with 34.5% in the same quarter last year. On an underlying basis, our effective tax rate was 34.4% for the current quarter and 39% in last year’s quarter, reflecting the impact of discrete items in both periods and some structural improvement in our state tax rate.

Reported net income for the fourth quarter increased to $64 million, or 68 cents per diluted share, compared with $32 million, or 32 cents per diluted share last year. Adjusting for unusual items, underlying earnings grew 38% to 68 cents per diluted share, compared to 49 cents per diluted share last year.

Now turning to a summary of our full year results….

Reported net revenues for the full year declined 5% compared to the prior year. Net revenues were flat after adjusting for currency translation, acquisitions and divestitures, third party revenues, and the favorable impact of HR BPO contract settlements in the prior year.

Reported operating income grew 39% to $434 million, compared to $313 million in the prior year. Underlying operating income increased by 29% to $425 million, compared to $329 million in the prior year.

Our underlying operating results exclude gains of $9 million in the current year and net charges of $16 million in the prior year, both on a pre-tax basis. You can see the details of these unusual items in the earnings release.

Underlying operating margin increased by 350 basis points to 14.1% for the full year. This was mostly driven by operating improvement in our HR BPO business. In this year’s results, we absorbed $35 million in severance charges, most of which related to actions taken to improve productivity in our Consulting business. This compares to $30 million in the prior year. We also absorbed $15 million in real estate charges in the current year due to a softening sublet market and ongoing initiatives to reduce space.

Our reported effective tax rate for the current year was 35.3%, compared with 40.5% in the prior year. On an underlying basis, our effective tax rate was 36.4% in the current year and 39% in the prior year, reflecting the impact of discrete items in both periods and some structural improvements in foreign and state tax rates.

Reported net income for the year increased to $265 million, or $2.78 per diluted share, compared with $188 million, or $1.85 per diluted share in the prior year. Adjusting for unusual items, underlying earnings grew 35% to $2.67 per diluted share, compared to $1.98 per diluted share in the prior year.

Cash flow from operations was $433 million, compared with $328 million in the prior year. Free cash flow grew to $305 million, compared with $210 million in the prior period. This increase reflects improved receivables collections and stronger operating performance, partially offset by lower Outsourcing net deferrals and higher performance-based compensation related to fiscal 2008 performance.

Capital expenditures were $128 million in fiscal 2009, compared with $118 million in the prior year. The increase was driven by investment in internal and client-facing software applications, partly offset by lower real estate spending.

Adjusted EBITDA increased by $49 million to $567 million, compared with $517 million in the prior year. The year-over-year growth was driven by improved HR BPO operating performance, but lagged operating income growth primarily due to lower Outsourcing net deferrals.

Regarding our share repurchase authorization, we bought back one million shares for a total of $30 million during the fourth quarter. For the full year, we bought back 2.6 million shares for a total of $74 million. In our first fiscal quarter through November 9th, we’ve repurchased an additional 185,000 shares totaling $7 million. This brings our total to $81 million against the overall $300 million authorization.

Note that the moderate pace of our buyback was impacted by our continued interest in M&A opportunities as a priority in deploying our cash.

Before I move on to a review of the businesses, let me comment on some recent financing activity. In October we entered into a new three year, $250 million revolving credit agreement. This replaces our existing five-year $200 million agreement, which was scheduled to expire next year. As can be expected in today’s market, the spreads are higher but the conditions and covenants are essentially consistent with our prior credit facility. Like the prior agreement, we plan on using the new one for general corporate purposes.

Now let me give you a few fourth quarter segment highlights. As a reminder, my comments regarding underlying results are adjusted for the unusual prior-year items that I noted a moment ago.

In Benefits Outsourcing, reported revenues were flat in the fourth quarter. Revenues increased 1% when adjusting for unfavorable currency translation. The adjusted revenue increase was principally due to growth in our large market and mid-market businesses, partially offset by lower project revenue.

End-user participant counts of 20.5 million increased 4% compared to last year. New large company and mid-market implementations drove the increase and more than offset some client losses and modest labor market weakness among existing large clients. We think that this is a very positive sign that participant counts continue to grow nicely despite the challenging business environment.

Benefits margins improved by 160 basis points to 22.4% on an underlying basis in the fourth quarter. This was principally due to foreign currency translation, lower performance-based compensation, cost management efforts, and lower severance. These were partially offset by lower project revenue and higher healthcare costs. Severance in the current quarter was $5 million, compared to $7 million in the prior-year.

This was another positive quarter for sales closings, and the pipeline into 2010 continues to look solid.

In HR BPO, reported revenue declined 16%. Revenue decreased 10% when adjusting for unfavorable currency translation, divestitures and third-party revenue. The decline was driven by client terminations and liquidations that were in line with our expectations. This was partly offset by new client go-lives and certain contractual adjustments.

The HR BPO underlying segment loss was $2 million in the quarter, compared to a loss of $12 million in the same quarter last year. The improvement versus last year was due to staffing leverage and infrastructure cost management, which were partially offset by lower revenue.

This brought our full year underlying loss to $15 million, a significant improvement over the loss of $95 million in fiscal 2008.

In Consulting, segment revenue declined 10% on a reported basis for the quarter. Revenues declined 9% when adjusting for unfavorable currency translation and the impact of an acquisition.

On this same basis, our Retirement and Financial Management practice grew in the low single digits. Recall that the business faced a difficult comparison, as the business grew in the mid-teens in the prior-year. Demand for these services remains solid.

Health Management declined in the mid-single digits. We think that this is very much a result of a ‘wait and see’ attitude on the part of our customers regarding healthcare reform. We continue to play an active role in Washington and maintain a strong dialogue with our customers so we are well positioned for growth.

Talent and Organization Consulting revenues softened with declines in the high twenties, and Communications declined approximately twenty percent. The good news is that we have taken actions in both of these practices to restructure the organization, so when corporate spending returns, we will have a stronger business than ever.

Consulting margins declined by 20 basis points to 16.5% on an underlying basis in the fourth quarter. The decline was principally due to lower revenues and higher severance expense. This was partially offset by lower performance-based compensation and discretionary cost controls.

Severance totaled $9 million for the quarter. This compares to $5 million of severance charges in last year’s fourth quarter.

Finally, unallocated shared services costs declined 90 basis points to 3.0% of net revenues on an underlying basis in the fourth quarter. The improvement was principally due to lower third-party professional fees and lower performance-based compensation.

Now, turning to our outlook.

We plan to build on last year’s achievements in fiscal 2010 to drive continued improvement in our financial performance. Before I go into detail, I’ll note the following regarding our guidance:

•	One, as Russ stated earlier, we’re not basing our guidance on expectations of an economic recovery;

•	Two, our currency expectations are based on current forward rates; and

•	Three, we are not factoring in any M&A activity that hasn’t already occurred. If deal activity does occur, note that accounting changes require us to expense deal costs this year.

With that in mind, our guidance for fiscal 2010 includes the following:

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First, we expect consolidated revenue growth in the low- to mid-single digit range. This growth reflects solid growth in Consulting, roughly flat revenues in Benefits Outsourcing, and a decline in HR BPO, reflecting the full-year impact of client losses, liquidations and scope reductions. It also reflects some favorability from FX.

•	Second, we expect diluted EPS of $2.85 to $2.95.

¡	We expect underlying operating income growth to moderately exceed diluted EPS growth. This reflects some improvement in Consulting margins – largely due to savings related to severance actions; about break-even performance in HR BPO; and a roughly flat contribution from Benefits Outsourcing – as productivity gains and new implementations are offset by participant losses and price concessions.

¡	We expect an effective tax rate in the range of 37 to 38%. It’s worth noting that we believe that the 37 to 38% range is sustainable based on some restructurings that we completed this year.

¡	We also expect to make good progress against our share repurchase authorization.

•	Third, we anticipate fiscal 2010 free cash flow solidly in excess of net income.

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Lastly, we’re expecting solid growth in our Adjusted EBITDA metric, but slightly lagging diluted EPS growth as improved operating performance will be partially offset by lower Outsourcing net deferrals.

Now I’d like to turn the call back to Russ.

RUSS FRADIN

Thanks, John.

I want to close the call by once again expressing my deep appreciation for the tremendous efforts of our leaders and associates over the past year. They served our clients extremely well and that allowed us to deliver great results in light of the difficult economic environment.

At some point, we will see a turn in the economy. We are more than prepared for the recovery, and remain confident that our expertise and our services are more relevant than ever.

We are now three years down the road implementing an improvement plan that has produced solid results. There’s more to come in the areas of higher service quality … happier clients … more engaged associates … greater productivity … an even lower cost structure … and additional top-line growth.

You can count on Hewitt to keep our focus on the type of performance that we delivered in fiscal 2009 with a strong emphasis on growth. We’ll be building on the solid sales momentum we generated in 2009, and putting our resources to work to add new clients and new services in the coming year. Operator – we’re ready to take the questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.